Exhibit 10.16

MANAGED APPLICANT COMMISSION AGREEMENT

This Managed Applicant Commission Agreement (this “Agreement”) is made as of the date set forth below, (“Effective Date”) by and between On Deck Capital, Inc., a Delaware corporation located at 1400 Broadway, New York, NY 10018 (“On Deck”) and the Applicant Manager (defined below) (each may be referred to herein as a “Party” or collectively as “Parties”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms as set forth in Section 7.9 of this Agreement. In consideration of the mutual promises and the terms and conditions set forth below, the Parties agree as follows:

Effective Date:

“Applicant Manager” shall mean the entity listed below:

Name:

Legal Entity:

State of Incorporation:

Primary Business Address:

SECTION 1 – OPERATING THE LOAN PROGRAM

1.1 Applicant Manager’s Duty to Identify Merchants and Collect Documentation. Applicant Manager shall identify prospective Merchants that Applicant Manager believes will meet the Loan Program Standards. Applicant Manager shall obtain and provide On Deck with all information and documentation required by the Loan Program Standards and any other information that On Deck or its third-party funding sources may reasonably require. Applicant Manager acknowledges and agrees that the complete collection of all such information reasonably requested is a critical element of Applicant Manager’s performance of this Agreement, and that any failure to collect all such information or any partial performance of the collection of such information shall not justify, or qualify the Applicant Manager for, the payment of the Commission Fee set forth in Section 2. Applicant Manager shall apply the Loan Program Standards to all prospective Merchants and Loan Agreements, and acknowledges that On Deck may, at any time, amend the Loan Program Standards to ensure the financial safety and soundness of the Loan Program, as determined in On Deck’s sole discretion. Applicant Manager agrees to abide by all such amendments.

1.2 On Deck’s Control Over Loan Program, Approvals and Loan Agreement. Applicant Manager acknowledges and agrees that On Deck has sole and exclusive control over all aspects of the Loan Program. On Deck may, at its sole discretion, approve or deny a prospective Merchant for a loan product or service. Applicant Manager shall not advise a prospective Merchant that the prospective Merchant has been approved for a loan product or service prior to On Deck’s review and approval. Applicant Manager acknowledges that all aspects of the Loan Program are subject to the management and approval of On Deck and Applicant Manager shall make no representations to the contrary. For every prospective Merchant, Applicant Manager shall use the form of Loan Agreement that has been approved in writing by On Deck for Applicant Manager’s use with the Loan Program. Applicant Manager shall not change or modify any Loan Agreement without the prior written consent of On Deck. On Deck reserves the right, at any time and in its sole discretion, to amend the Loan Agreement to be used by Applicant Manager.

1.3 On Deck’s Control Over Marketing Material. Applicant Manager shall use only those marketing and promotional materials that have received On Deck’s prior written approval. Applicant Manager shall not misrepresent or mischaracterize the Loan Program or its availability in any written or oral communications, nor shall Applicant Manager alter or in any way modify any marketing materials provided by On Deck without On Deck’s prior written approval. Applicant Manager hereby grants to On Deck a limited non-exclusive license to use the Applicant Manager’s name, logo and other intellectual property used in any disclosures made in connection with any Loan Agreement or the Loan Program. The logo, trademarks and other intellectual property of On Deck and of any of On Deck’s third party relationships (including, without limitation, BofI Federal Bank) are copyrighted materials and shall not be used except as authorized in writing by the appropriate copyright holder.

1.4 Applicant Manager’s Duty to Train and Oversee Agents. Applicant Manager shall train each employee, independent contractor and/or agent of Applicant Manager that are in any way involved in or exposed to the Loan Program (collectively, the “Manager Agents”) in accordance with the Training Materials. Applicant Manager acknowledges and agrees that each Manager Agent that has any duties with respect to the obligations of Applicant Manager hereunder will be required to comply in all respects with the Training Materials, the Loan Program Standards and this Agreement. Applicant Manager agrees to provide the oversight of each Manager Agent that is reasonably necessary to ensure compliance with the terms hereof. Applicant Manager shall promptly (but in any event within two business days) notify On Deck in writing of any breach of any of the provisions of the Training Materials, the Loan Program Standards or this Agreement that occurs. Applicant Manager shall be responsible for the compliance of each Manager Agent with Applicable Law and with the Loan Program Standards and Applicant Manager shall use Applicant Manager’s reasonable best efforts to ensure that all of its Manager Agents comply with the terms and intent of this Agreement and the Training Materials. Applicant Manager shall be liable to remedy any failures to so comply by any such Manager Agent and Applicant Manager shall indemnify and hold harmless On Deck for any losses arising out of any such failures.

1.5 Applicant Manager’s Limitations on Sub-Contracting and Delegation. During the term of this Agreement, Applicant Manager shall not enter into any contract, whether written or oral, with any other person, organization or entity (other than the employees of Applicant Manager who are contractually obligated to observe the terms of this Agreement) to market the Loan Program without On Deck’s prior written consent. Applicant Manager agrees that Applicant Manager shall not sub-contract or delegate (i) any of the duties or obligations of Applicant Manager arising hereunder or (ii) any of the activities that would be reasonably be expected to be performed by Applicant Manager in connection with the fulfillment of the intent of this Agreement, in each case, without the express written consent of On Deck.

1.6 Applicant Manager’s Duty to Report Adverse Information. Applicant Manager shall market the Loan Program only to bona fide and lawful businesses in accordance with the Loan Program Standards and this Agreement. During the application process and so long as any amount of any loan to a Merchant remains outstanding, Applicant Manager shall promptly notify On Deck in writing if Applicant Manager becomes aware of any adverse and/or negative information relating to such Merchant that would reasonably be expected to have a material effect on such Merchant’s ability to observe and adhere to the terms of its Loan Agreement.

SECTION 2 – OWNERSHIP AND COMMISSIONS

2.1 Applicant Manager’s Disclaimer of Ownership. The Parties understand and agree that Applicant Manager shall have no right, title or interest in any loans, loan proceeds, or Loan Agreements. Applicant Manager hereby disclaims any such ownership in favor of On Deck and covenants and agrees to refrain from making any claim of such ownership at any time in the future on behalf of itself or any other party. Applicant Manager hereby waives any and all claims against On Deck other than with respect to a claim for the payment of a Commission Fee as set forth in Section 2.2. On Deck may alter the mix of loan products and services that are offered in connection with the Loan Program at its sole discretion. Applicant Manager acknowledges and agrees that On Deck may, from time to time, alter such product mix in a manner that restricts or otherwise prevents Applicant Manager from having certain Merchants approved and/or booked for certain loan products and Applicant Manager agrees to respect and comply with (i) any concentration limits identified by On Deck and (ii) the terms of the On Deck Credit Policy.

2.2 On Deck’s Obligation to Pay Commissions. With respect to a Merchant that (i) is first submitted to On Deck by Applicant Manager, (ii) is approved for a loan and accepts all the loan terms, (iii) has such loan successfully closed and funded consistent with the Credit Policy and Loan Program Standards, and (iv) has had all material information and documentation required in connection with a Loan Agreement and the Loan Program collected and submitted by Applicant Manager, On Deck shall compensate Applicant Manager as set forth in Exhibit A (the “Compensation Plan”) in an amount calculated by multiplying (x) the relevant percentage applicable as set by Applicant Manager in accordance with Exhibit A by (y) the Merchant Loan Amount approved and advanced for such loan (such compensation, the “Commission Fee”); it being understood that if Applicant Manager fails to fully perform its obligations with respect to a Merchant or knowingly submits any fraudulent material on behalf of a Merchant then Applicant Manager shall receive no Commission Fee for such Merchant. For the initial loan to a qualifying Merchant submitted by and attributable to Applicant Manager consistent with the terms hereof, payment pursuant to the Compensation Plan shall be made by On Deck on the same day that On Deck pays other similarly situated entities (which, consistent with past practice, is anticipated to be on or before the tenth day of the month immediately following the month in which the funding of such initial loan occurred). For any renewal loan to a qualifying Merchant submitted by and attributable to Applicant Manager consistent with the terms hereof solely during the time period that the underlying loan is outstanding and ninety (90) days from the date that such loan to such Merchant is paid off (the “Renewal Period”), the calculation of any payment to be made to Applicant Manager with respect to such renewal loan shall take into account a Merchant Loan Amount for such renewal loan that is reduced by the sum of (x) any unpaid loan amounts from the applicable Merchant and (y) the amount of interest forgiven on such loan related to its early payoff, in each case, it being understood that Applicant Manager must have submitted a Loan Application that is closed and funded in the ninety (90) calendar days prior to the funding of such renewal loan in order for Applicant Manager to be eligible to be compensated on such renewal loan. For the avoidance of doubt, any compensation derived from a renewal loan shall take into consideration only the net new dollars actually received by the Merchant and only if Applicant Manager has closed a loan in the prior ninety (90) calendar days. Applicant Manager shall only be compensated on a renewal loan during the Renewal Period. Notwithstanding anything to the contrary, On Deck shall have no liability of any kind to Applicant Manager other than with respect to Commission Fees properly earned consistent with the terms hereof and due in connection with the Compensation Plan.

2.3 On Deck’s Ability to Change the Compensation Plan. On Deck may, in its sole discretion, charge or otherwise deduct from any Commission Fees owed to Agent (a) any amount of Commission Fee paid as an advance and (b) a two percent (2%) processing fee (of the entire approved loan amount) with respect to any Loan Application that is not submitted through On Deck’s Partner Portal. On Deck may change the Compensation Plan at any time in its sole discretion and Applicant Manager accepts and agrees that On Deck shall have no obligation to notify Applicant Manager of any change to the Compensation Plan unless such change impacts Applicant Manager in a disproportionate manner from other similarly situated entities. Any change to the Compensation Plan shall not affect the compensation owing with respect to any Merchant that was placed by Applicant Manager with On Deck prior to the effective date of such change. Applicant Manager agrees and warrants that On Deck shall never have any obligation to make any payment of any amount for any reason to any Manager Agent, and Applicant Manager agrees to indemnify On Deck from any claims made by any Manager Agent for any remuneration or fees of any kind.

2.4 Strict and Absolute Prohibition on Additional Merchant Fees. Other than as explicitly set forth herein, neither Applicant Manager nor any of its Manager Agents shall collect any compensation of any kind, in fees or otherwise, directly from any prospective Merchant or approved Merchant for assisting the prospective Merchant or approved Merchant in obtaining a loan from On Deck (it being understood that this shall not include fees for services that are entirely distinct and unrelated in any way to the marketing of or the application for any On Deck loan product). Applicant Manager agrees that Applicant Manager’s sole compensation for providing services to Merchants arising out of or relating to this Agreement or the Loan Program shall consist only of the Commission Fee consistent with the requirements set forth above. Applicant Manager acknowledges that all funds to be paid to or by Merchants in connection with the Loan Program shall be under the sole control of On Deck. If any such funds are sent to Applicant Manager or any of its Manager Agents, Applicant Manager shall be deemed to have received such funds in trust for the benefit of On Deck and shall immediately remit such funds to On Deck. Applicant Manager warrants that it shall not, and it shall cause its Manager Agents not to, charge any fees or require any payments from Merchants except as otherwise explicitly set forth herein.

2.5 Applicant Manager’s Responsibility for Expenses. Applicant Manager shall be responsible for payment of all expenses relating to its performance of this Agreement (including, without limitation, the expenses related to the performance of this Agreement by any of its Manager Agents). Applicant Manager agrees and warrants that On Deck shall have no liability for any expenses of any Manager Agent at any time for any reason.

SECTION 3 – PROTECTIVE COVENANTS

3.1 Non-Solicitation Protection. Without On Deck’s prior written consent, Applicant Manager shall not, and shall not directly or indirectly cause or permit any Manager Agent or third-party to, solicit or contract with a Merchant for alternative business funding programs that (i) would result in an “all assets lien” against the Merchant’s business assets that supersedes On Deck’s position or (ii) in any way could reasonably be expected to compromise the repayment of the On Deck loan, in each case, only for as long as the Merchant has any outstanding balance or other obligations owing to On Deck under the Loan Program. During the term of this Agreement and for a period of twelve (12) months after the termination or expiration of this Agreement, neither Party shall encourage, solicit, or induce, or in any manner attempt to encourage, solicit, or induce, any individual employed by, or individual or entity providing consulting services to, such other Party or any of its subsidiaries to terminate such employment or consulting services.

3.2 Confidential Information Protection. The Parties acknowledge that, in their performance of their duties hereunder, either party (or its designees) may communicate to the other party (or its designees) certain confidential and proprietary information, including without limitation information concerning Merchants, the Loan Program or any technology, techniques, or business plans related to On Deck’s operation and development of the Loan Program (collectively, the “Confidential Information”) all of which are confidential and proprietary to, and trade secrets of, the disclosing party. Confidential Information does not include information that: (i) is public knowledge at the time of disclosure by the disclosing party; (ii) becomes public knowledge or known to the receiving party after disclosure by the disclosing party other than by breach of the receiving party’s obligations under this section or by breach of a third party’s confidentiality obligations; (iii) was known by the receiving party prior to disclosure by the disclosing party other than by breach of a third party’s confidentiality obligations; or (iv) is independently developed by the receiving party without knowledge of, use of, exposure to or reference to any Confidential Information. As a condition to the receipt of the Confidential Information from the disclosing party, the receiving party shall: (i) not disclose in any manner, directly or indirectly, to any third party any portion of the disclosing party’s Confidential Information; (ii) not use the disclosing party’s Confidential Information in any fashion except to perform its duties hereunder or with the disclosing party’s express prior written consent; (iii) disclose the disclosing party’s Confidential Information, in whole or in part, only to its Manager Agents, officers, directors, employees, shareholders, partners, members, affiliates, accountants, attorneys, financial advisors, consultants, other agents or representatives and financing sources (collectively, “Representatives”) who need to have access thereto for the receiving party’s internal business purposes; (iv) take all necessary steps to ensure that its Representatives are informed of, observe and fully comply with the confidentiality restrictions contained in this Agreement as if they were parties hereto; and (v) take all necessary precautions to protect the confidentiality of the Confidential Information received hereunder and exercise at least the same degree of care in safeguarding the Confidential Information as it would with its own confidential information, and in no event shall apply less than a reasonable standard of care to prevent disclosure. The receiving party shall promptly notify the disclosing party of any unauthorized disclosure or use of the Confidential Information. The receiving party shall cooperate and assist the disclosing party in preventing or remedying any such unauthorized use or disclosure. Upon termination of this Agreement, Applicant Manager shall, and cause its Representatives to, return or destroy all Confidential Information received in connection with this Agreement and/or the Loan Program and certify in writing to On Deck that Applicant Manager and its Representatives have complied with this provision and have not retained any copies of such Confidential Information.

3.3 Mutual Protection through Indemnification. Applicant Manager agrees to indemnify, defend, and hold harmless On Deck and its employees, officers, investors and agents from and against any loss, liability, damage, penalty or expense (including attorneys’ fees and cost of defense) they may suffer or incur as a result of: (i) any failure by Applicant Manager or any of its Manager Agents to comply with, or fulfill the obligations of, or otherwise breach the terms of this Agreement; (ii) acts of fraud, gross negligence or willful misconduct or (iii) any promise, warranty or representation made by Applicant Manager to On Deck being unfulfilled, false or misleading. On Deck agrees to indemnify, defend, and hold harmless Applicant Manager and its employees and Managing Agents from and against any loss, liability, damage, penalty or expense (including attorneys’ fees and cost of defense) they may suffer or incur as a result any third-party claim that (a) On Deck violated Applicable Law or (b) On Deck does not own any intellectual property contained in any marketing material. Each party shall promptly notify the other of any claim or threat of claim of which such party becomes aware and that may give rise to a request for indemnification under this Agreement. Without limiting the foregoing, Applicant Manager agrees to pay to On Deck the amount owing on any loan that is not collected by On Deck (after collection is attempted in accordance with On Deck’s standard procedures for the collection of such loans) if such failure to collect is the result of willful misconduct or fraud by Applicant Manager or any of its Representatives.

3.4 Applicant Manager’s Prohibition on Public Comment. Applicant Manager shall not publicly discuss (in any form whatsoever, including without limitation in writing, through electronic transmission and orally) the Loan Program or any other information relating to this Agreement or On Deck, including in blogs and on websites, in each case, unless otherwise explicitly and specifically approved in writing by On Deck, in its sole and absolute discretion.

3.5 Injunctive Relief and Specific Performance as Available Remedies. Each Party agrees that, without prejudice to the rights and remedies otherwise available to each Party, in the event of any breach of the provisions of this Agreement, each Party shall be entitled, without the requirement of a posting of a bond or other security, to equitable relief, including an injunction or specific performance, and the costs thereof in all respects shall be borne by the party responsible for such breach.

SECTION 4 – REGULATORY COMPLIANCE

4.1 Applicant Manager’s Compliance Obligations. Applicant Manager shall comply in all respects with On Deck’s Loan Program Standards, the Training Materials, Applicable Law and any reasonable instructions provided by On Deck relating to the Loan Program, in each case, as may be in place and amended or otherwise modified or updated from time to time. Without limiting the foregoing, (i) Applicant Manager shall comply with all applicable state and local licensing requirements relating to Applicant Manager’s performance of its obligations hereunder and (ii) Applicant Manager shall not engage in any unacceptable practices, including but not limited to the following: discouraging a Merchant from applying for a loan based on such Merchant’s sex, marital status, age, race, national origin or other basis prohibited by the Equal Credit Opportunity Act; charging fees in excess of the fees allowed by Applicable Law and this

Agreement or fees unrelated to the Loan Program; failing to provide Merchants with any loan disclosures required under Applicable Law or this Agreement; requiring a Merchant to sign an application for a loan before allowing such Merchant to review the related loan disclosures; intentionally misrepresenting any material fact concerning the Loan Program including pricing or timing of disbursements; or intentionally attempting to induce a Merchant to participate in the Loan Program or to obtain certain loan terms when such is not in the interests of such Merchant or such Merchant has expressed a desire for a different product or different loan terms. Applicant Manager acknowledges and agrees that On Deck may amend the Loan Program Standards and the Training Materials from time to time at the sole and exclusive discretion of On Deck.

4.2 Applicant Manager’s Preservation of Complaints Records. Applicant Manager shall use its best efforts to maintain a log of all written Merchant complaints submitted to Applicant Manager relating to the Loan Program and the marketing thereof, which log shall include the following information: (a) name and address of the complaining party, (b) a brief summary of the complaint, (c) the source of the third party complaint (if applicable), (d) the date the complaint was received, and (e) a brief summary of the resolution. Such log shall be submitted quarterly to On Deck in the event that there are any such complaints. Applicant Manager further agrees to promptly report to On Deck all written Merchant complaints filed with any regulatory authority that it or its Manager Agents receive relating to the Loan Program or the marketing thereof. Such report shall include the complainant’s name and address and a brief summary of the complaint and a copy of the complaint (if available). In the event On Deck determines that a complaint warrants an On Deck response, Applicant Manager will cooperate with On Deck in the preparation of such response. To the extent permitted under Applicable Law, Applicant Manager will deliver to On Deck, within two (2) days of the date of receipt, any notice of actual or threatened adverse action issued by a Regulatory Authority, unless Applicant Manager is legally prohibited by the Regulatory Authority from sharing such notice.

SECTION 5 – REPRESENTATIONS AND DISCLOSURES

5.1 Applicant Manager Representations. Applicant Manager represents and warrants to On Deck that on the Effective Date and throughout the term of this Agreement:

(a)	AUTHORITY. Applicant Manager has the full power and authority to execute, deliver and perform this Agreement. This Agreement is valid, binding and enforceable against Applicant Manager in accordance with its terms and no provision requiring Applicant Manager’s performance is in conflict with Applicant Manager’s obligations under any charter or bylaws or any other agreement, provisions or document to which Applicant Manager is a party or by which it is bound. Applicant Manager authorizes On Deck to obtain and investigate individual credit bureau reports on any person affiliated with Applicant Manager who controls an ownership interest in Applicant Manager of greater than ten percent (10%); provided, however, that in each case On Deck shall its commercially reasonable efforts to obtain and investigate such reports in a manner that will minimize any impact on any such person’s credit report.

(b)	GOOD STANDING. Applicant Manager is duly organized, authorized and in good standing under the laws of the state of its organization and to the best of its knowledge is duly authorized or licensed to do business in each state in which Applicant Manager’s business, including marketing of the Loan Program, make such authorization or license required.

(c)	RED FLAGS. Neither Applicant Manager nor any of its principals has been or is subject to any: (i) criminal conviction (excluding traffic misdemeanors or petty offenses); (ii) bankruptcy filings; (iii) Internal Revenue Service liens; (iv) federal or state regulatory administrative or enforcement proceedings relating to fraud; or (v) restraining order, decree, injunction or judgment in any proceeding or lawsuit alleging fraud or deceptive practices. Applicant Manager will inform On Deck in writing if Applicant Manager or any of its principals has been or becomes subject to any such event.

(d)	MERCHANT CONSENT. For any Loan Application submitted to On Deck, Applicant Manager has the consent and proper authority from the Merchant connected to such Loan Application to submit all information, including any “non-public personal information” or “personally identifiable financial information” as defined in federal regulations implementing the Gramm-Leach-Bliley Act, as amended from time to time (any such information, “Nonpublic Information”) and documentation contained in such Loan Application, to receive loan performance information and other Nonpublic Information to the extent permitted by Applicable Law, to contact such Merchant using the information provided in such Loan Application, and to represent the interests of such Merchant in connection with such Loan Application. Applicant Manager warrants that it will maintain and update all required authorizations from each Merchant so that On Deck shall at all times be in a position to reasonably rely on, and accept as properly authorized, any submitted Loan Application and provide Nonpublic Information to Applicant Manager about a Merchant’s loan. Applicant Manager certifies and warrants that all information and documentation directly or indirectly transmitted or otherwise sent to On Deck by Applicant Manager in connection with any Loan Application is true, correct and complete in all respects.

(e)	INDEPENDENCE. Applicant Manager is independent from On Deck and no Manager Agent is affiliated with On Deck or has any family or other close relationship with any employee, stockholder or director of On Deck which has not been disclosed in writing to On Deck prior to the date hereof.

5.2 Mutual Disclosure of Impact or Impairment. Each Party shall notify the other within two business days of any proceeding, litigation or investigation (including, without limitation, by or before any Regulatory Authority) that is threatened and would reasonably be expected to impact the subject matter of this Agreement or the ability of such Party to fulfill its respective obligations pursuant to this Agreement. Each party shall also give prompt written notice to the other of any adverse change in its business, properties, assets, operations or condition (financial or otherwise) that may impair its ability to comply with the terms of this Agreement, the Loan Program Standards, the Training Materials or Applicable Law.

SECTION 6 – TERM AND TERMINATION

6.1 One Year Renewable Term and Termination. The initial term of this Agreement shall be for a period of one year, commencing on the Effective Date. This Agreement shall automatically renew for additional one year periods unless either Party provides the other Party with written notice stating such Party’s intention that this Agreement not automatically renew in which case this Agreement shall terminate on the last day of the one year period in which such notice was received. Notwithstanding anything to the contrary, either Party may terminate this Agreement for convenience with thirty (30) days’ written notice to the other Party.

6.2 Events of Default and Ability to Terminate. A Party shall be deemed in default and the other Party shall have the right to terminate this Agreement at any time if the initial party: (i) becomes insolvent; (ii) fails to pay its debts or perform its obligations in the ordinary course of business as they mature; (iii) becomes the subject of any voluntary or involuntary proceeding in bankruptcy, liquidation, dissolution, receivership, attachment or composition for the benefit of creditors and/or (iv) breaches any of the provisions of this Agreement and fails to cure such breach within five (5) days after the earlier of (X) the breaching party becoming aware of the breach or (Y) written notice has been sent by the non-breaching party. Applicant Manager shall be deemed to be in default if Applicant Manager fails to comply with Applicable Law, the Training Materials, the Loan Program Standards or the obligation to report breaches, and upon any such default, On Deck may immediately terminate this Agreement upon delivery of written notice to Applicant Manager. If any federal or state regulatory agency having jurisdiction over the subject matter of this Agreement makes a demand that On Deck discontinue or substantially modify the Loan Program, either party in its sole discretion may terminate this Agreement upon written notice to the other, in which case neither party shall be deemed to be in default by reason of such termination. On Deck may immediately terminate this Agreement upon delivery of written notice to Applicant Manager if On Deck, in its sole discretion, calculates that the default rate of loans to Merchants submitted by Applicant Manager is greater than ten percent (10%).

6.3 Applicant Manager’s Right to Compensation Following Termination. Unless this Agreement is terminated because of the default of Applicant Manager relating to or arising out of a breach of this Agreement or by reason of regulatory demand, On Deck shall compensate Applicant Manager for its services as provided in this Agreement for all Merchants submitted to On Deck prior to the applicable date of termination. If Applicant Manager violates Sections 2.4, 3 or 4 with respect to any Merchant or otherwise, On Deck shall have no obligation to compensate Agent for providing any services with respect to any Merchants notwithstanding any other provision of this Agreement.

6.4 Provisions Surviving Termination. Sections 1.2, 2.1, 2.4, 2.5, 3, 4.2, 6.4 and 7 shall survive termination of this Agreement.

SECTION 7 – MISCELLANEOUS PROVISIONS

7.1 Independent Contractor Status Between the Parties. On Deck and Applicant Manager will be deemed to be independent contractors and will not be considered to be employer/employee, agent, servant, joint venturer or partner of the other. Applicant Manager covenants that Applicant Manager will not take any action that would allow a potential Merchant to reasonably conclude that Applicant Manager is an agent of On Deck with any form of apparent authority. Applicant Manager understands and agrees that Applicant Manager shall have no ability to bind On Deck in any manner to any agreement, representation or promise.

7.2 Limitations on Amendments and Waivers. Except as otherwise provided in this Agreement, no provision of this Agreement may be amended, modified or waived except by a written agreement signed by both Parties. Except as otherwise provided in this Agreement, no failure or delay on the part of any Party in exercising any right under this Agreement will operate as a waiver of that right, nor will any single or partial exercise of any right preclude any further exercise of that right. Neither Party will be liable to the other for any failure or delay in its performance of this Agreement if such failure or delay arises out of causes beyond the control and without the fault or negligence of such party.

7.3 Limitations on Assignment. Neither party shall assign, delegate, subcontract, license, franchise, or in any manner attempt to extend to any third party any right or obligation under this Agreement without the prior written consent of the other party. On Deck may assign this Agreement and its rights hereunder to a purchaser of all or part of the Loan Program or in the event of a change in control of On Deck but only if the assignee agrees to compensate Applicant Manager as provided under this Agreement.

7.4 Addresses for all Legal Notices. All notices and other communication required or permitted under this Agreement shall be in writing and given by personal delivery, facsimile (confirmed by a mailed copy) or first class mail, postage prepaid and shall be deemed received on the third business day after mailing to the address listed on the signature page hereto beneath the applicable Party’s signature. Each Party agrees that the address for notice may be updated by providing the other Party with written notice. On Deck may provide notice to Applicant Manager by posting any document or communication to the Partner Portal or by email to the email address provided to On Deck by Applicant Manager and listed in On Deck’s records, it being understood that any such posting or email shall be effective notice for purposes of this Agreement.

7.5 Guidance on Interpretation and Severability. The headings used in this Agreement are inserted for convenience only and will not affect the interpretation of any provision. The language used will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. If any provision of this Agreement is illegal, the invalidity of such provision will not affect any of the remaining provisions, and this Agreement will be construed as if the illegal provision is not contained in the Agreement. In such instance, this Agreement shall be deemed modified to the extent necessary to render enforceable the remaining provisions.

7.6 Binding Effect on the Parties. This Agreement, including all addendums, schedules, exhibits and attachments thereto, and any Confidentiality Agreement executed between the Parties prior to the date hereof embodies the entire understanding and agreement of the Parties. This Agreement shall be binding upon and will inure to the benefit of and will be binding upon the Parties and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to confer or shall be deemed to confer upon any persons or entities not parties to this Agreement, any rights or remedies under or by reason of this Agreement.

7.7 Applicable Jurisdiction and Governing Law. This Agreement will be deemed to be a contract made under the laws of Virginia, and will be construed in accordance with the laws of Virginia without regard to principles of conflicts of law. Any claim arising out of this Agreement shall be litigated in the appropriate State or Federal court located in Virginia. The Parties waive any right to a trial by jury in any litigation based upon or arising out of this Agreement.

7.8 Acceptable Execution of Counterparts. Provided that all parties execute a copy of this Agreement, this Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The Parties acknowledge that delivery of executed copies of this Agreement may be affected by facsimile, pdf or other comparable electronic means, as well as by delivery of manually signed copies.

7.9 Applicable Definitions. The following terms when used in this Agreement shall have the following meanings:

(a)	“Applicable Law” means any federal, state, and local laws, statutes, regulations, rules and orders applicable to the Parties’ performance of this Agreement.

(b)	“Loan Agreement” means any loan agreement in effect between On Deck and a Merchant and shall include any application submitted by a Merchant.

(c)	“Loan Program” means the operations, policies and procedures as established by On Deck for the origination and servicing of business loans to Merchants.

(d)	“Loan Program Standards” means the written policies and procedures that may be established, from time to time, by On Deck to govern the operations of the Loan Program, including, without limitation, credit standards to be used by Applicant Manager in soliciting prospective Merchants and policies and procedures to ensure that relationships with Merchants are satisfactory to On Deck and that the Loan Program is maintained in a financially safe and sound manner.

(e)	“Merchant” means each business solicited by Applicant Manager and to whom On Deck evaluates the provision of a small business loan.

(f)	“Merchant Loan Amount” means, with respect to any Merchant, the principal dollar value of the loan extended by On Deck to such Merchant and actually received by such Merchant, not including any fees or interest, as documented in an executed Loan Agreement with such Merchant.

(g)	“Partner Portal” means the webpages and content therein found at the following url address: https://loans.ondeckcapital.com/partnerportal/

(h)	“Regulatory Authority” means any federal, state or regulatory agency having jurisdiction over the subject matter of this Agreement.

(i)	“Training Materials” means the training materials, as such may be updated and/or revised from time to time by On Deck, with respect to the Loan Program that are provided by On Deck to Applicant Manager or made available through Partner Portal.

[Signature Page Follows]

On Deck and Applicant Manager have caused this Agreement to be executed below by their duly authorized representatives.

ON DECK CAPITAL, INC.

Signature:	Signature:

Printed Name:	Printed Name:

Date:	Date:

ADDRESS FOR NOTICE:	ADDRESS FOR NOTICE:
1400 Broadway, 25th Floor
New York, NY 10018
Fax: 646-417-6376